Exhibit 5

                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112



                                                      July 25, 2003


Mindspeed Technologies, Inc.
4000 MacArthur Boulevard
Newport Beach, California  92660-3095


Ladies and Gentlemen:

              In connection with the registration for resale under the Securities Act of 1933, as amended (the "Securities Act"), by Mindspeed Technologies, Inc., a Delaware corporation ("Mindspeed"), of 1,036,806 shares (the "Shares") of common stock, par value $.01 per share, of Mindspeed (including the associated preferred share purchase rights), which may be delivered from time to time upon exercise of an outstanding warrant to purchase the Shares (the "Warrant"), we advise as follows:

              As counsel for Mindspeed, we are familiar with the Restated Certificate of Incorporation and the Bylaws of Mindspeed, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-3 to be filed by Mindspeed under the Securities Act with respect to the Shares to be delivered from time to time upon exercise of the Warrant (the "Registration Statement") and (ii) the corporate proceedings taken by Mindspeed in connection with the authorization of the Shares to be delivered from time to time upon exercise of the Warrant. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of Mindspeed and such other instruments, certificates of public officials and representatives of Mindspeed and other

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Mindspeed Technologies, Inc.          -2-                         July 25, 2003


documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of Mindspeed and appropriate public officials.

              On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that upon the effectiveness under the Securities Act of the Registration Statement and full payment in accordance with the terms of the Warrant, any newly issued Shares delivered upon exercise of the Warrant will, when so delivered, be legally and validly issued, fully paid and nonassessable.

              We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.


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Mindspeed Technologies, Inc.          -3-                         July 25, 2003


              We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.



                                                      Very truly yours,

                                                      CHADBOURNE & PARKE LLP